Exhibit No. 99.1

For:	Encore Medical Corporation	FOR IMMEDIATE RELEASE
Contact:	Harry L. Zimmerman (512) 832-9500
Executive Vice President –General Counsel
harry_zimmerman@encoremed.com

Media: Noonan Russo Presence Euro RSCG
Susan Noonan (212) 845-4252
news@nrp-euro.com

ENCORE MEDICAL RECEIVES FDA APPROVAL FOR CERAMIC-ON-CERAMIC HIP IMPLANT OFFERING

Company Expands its Acetabular Product Offering and Expands Presence in the Marketplace

December 1, 2003 – Austin, TX – Encore Medical Corporation (NASDAQ: ENMC) announced today that it has received pre-market approval from the U.S. Food and Drug Administration (FDA) for its Keramos™ ceramic-on-ceramic acetabular hip replacement. This new system offers younger and more active patients an alternative for improving the long-term performance of artificial hip replacements. Using an alumina ceramic (aluminum oxide) material, the Encore ceramic-on-ceramic system combines superior material strength and low wear characteristics to meet the demands of the most active patients and reduce the frequency of revision surgery. Traditional materials of plastic (polyethylene) and metal have been shown to wear over time and thus cause, in many cases, a need for revision surgery in young and active patients.

Jack Cahill, President of Encore’s Surgical Division stated that “This is a technology that is based on material that has shown greater potential to increase the long-term success of hip prostheses. From a product-offering standpoint, we are particularly excited because with this FDA approval, Encore now offers as broad an array of acetabular hip product options as any company in the United States. In addition, we anticipate our Keramos ceramic-on-ceramic hip will carry a price premium to the current high-end hips available.”

The addition of the ceramic-on-ceramic system adds to Encore’s comprehensive acetabular product offering. With metal-on-polyethylene, ceramic-on-polyethylene, metal-on-metal, and now ceramic-on-ceramic acetabular components, Encore offers the orthopedic surgeon a wide choice of hip bearing materials. The market release of this ceramic-on-ceramic system makes Encore one of only three companies to offer ceramic-on-ceramic hip implant technology in the U.S. Furthermore, Encore is one of only two companies that offer the surgeon the choice of all four acetabular options.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants, a full line of orthopedic soft goods, patient safety devices, and pressure care products, and through its Chattanooga Group Division, is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. Both Encore and Chattanooga are known for producing high quality, innovative products and continuing to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as regulatory approvals, manufacturing uncertainties, the impacts of competitive products and pricing, and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.